================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   -----------


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                        Date of Report: February 27, 1998
                        (Date of earliest event reported)



                        LANDAMERICA FINANCIAL GROUP, INC.
             (Exact Name of Registrant as Specified in its Charter)



          Virginia                       1-13990                  54-1589611
(State or Other Jurisdiction     (Commission File Number)       (IRS Employer
      of Incorporation)                                      Identification No.)

            6630 West Broad Street
              Richmond, Virginia                         23230
   (Address of Principal Executive Offices)           (Zip Code)


                                 (804) 281-6700
               Registrant's telephone number, including area code


                            Lawyers Title Corporation
                       (former Name or Former Address, if
                           Changed Since Last Report)


================================================================================

Item 2.  Acquisition or Disposition of Assets.

         On February 27, 1998, LandAmerica Financial Group, Inc. (formerly Lawyers Title Corporation) (the "Company") acquired all of the issued and outstanding capital stock of Commonwealth Land Title Insurance Company ("Commonwealth") and Transnation Title Insurance Company ("Transnation")
(collectively, the "Acquisition") pursuant to an Amended and Restated Stock Purchase Agreement (the "Stock Purchase Agreement"), dated December 11, 1997, by and among the Company, Lawyers Title Insurance Corporation ("LTIC"), Reliance
Group Holdings, Inc. ("Reliance") and Reliance Insurance Company ("RIC"). Commonwealth and Transnation together comprise the third largest title insurance operation in the United States based upon total premiums and fees in 1996. As a result of the Acquisition, Commonwealth and Transnation became wholly owned subsidiaries of the Company.

         The  purchase  price  paid  by  the  Company  in  connection  with  the
Acquisition consisted of (i) approximately $200.7 million in cash funded by a Revolving Credit Agreement, dated November 7, 1997, between the Company and Bank of America National Trust and Savings Association, individually and as Administrative Agent for a syndicate of 11 other financial institutions, (ii) the issuance to RIC of 4,039,473 shares of the Company's Common Stock, (iii) the issuance to RIC of 2,200,000 shares of the Company's 7% Series B Cumulative Convertible Preferred Stock (the "Series B Preferred Stock"), which is initially convertible into 4,824,561 shares of Common Stock, and (iv) $65.9 million in cash, representing the net proceeds from the sale of 1,750,000 shares of Common Stock offered to the public by the Company. The various components of the purchase price were determined by arms-length negotiations between the parties. Based upon a value for the 4,039,473 shares of Common Stock of $175.0 million and an estimated value for the 2,200,000 shares of Series B Preferred Stock of $224.8 million, the aggregate purchase price paid by the Company to RIC at the closing of the Acquisition was approximately $666.4 million. For information on the estimated aggregate purchase price to be recorded by the Company for accounting purposes, see footnote 1 to the Pro Forma Condensed Combined Financial Statements set forth in "Item 7(b) - Pro Forma Financial Information" below.

         In connection with the consummation of the Acquisition, the Company (i) amended its Articles of Incorporation to establish the Series B Preferred Stock,
(ii) increased the size of the Board of Directors from 10 to 14 and elected Herbert Wender, Robert M. Steinberg, Lowell C. Freiberg and George E. Bello as additional directors of the Company, (iii) completed the registration under the Securities Act of 1933, as amended, of the 4,039,473 shares of Common Stock, the 2,200,000 shares of Series B Preferred Stock and the 4,824,561 shares of Common Stock issuable upon conversion of the Series B Preferred Stock (subject to adjustment as provided in the designation of the Series B Preferred Stock), and
(iv) entered into a Voting and Standstill Agreement with Reliance and RIC as described in the Company's definitive Proxy Statement for the Special Meeting of Shareholders held on February 27, 1998, a copy of which was filed with the Securities and Exchange Commission on January 29, 1998.

         As of the close of business on February 27, 1998, the total number of shares of Common Stock issued and outstanding was 15,044,593. The 4,039,473 shares of Common Stock acquired by RIC at the closing of the Acquisition represent approximately 26.8% of the issued and outstanding shares of Common Stock as of that date.

         In addition, the Company changed its name from "Lawyers Title Corporation" to "LandAmerica Financial Group, Inc." effective as of February 27, 1998. The change in name for the Company is intended to signify, among other things, an expansion of the products and services beyond traditional title insurance to be developed and offered by the combined company following the Acquisition. LTIC, Commonwealth and Transnation will continue to operate under their current names for the foreseeable future.

         Effective March 2, 1998, the Common Stock of the Company began trading on the New York Stock Exchange ("NYSE") under the symbol "LFG." Prior to that date, the Common Stock traded on the NYSE under the symbol "LTI."

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (a)     Financial Statements of Businesses Acquired.

         The following audited combined financial statements of Commonwealth and Transnation and their subsidiaries are included in this report:

         Independent Auditors' Report

         Combined Statements of Income for the Three Years Ended
           December 31, 1997, 1996 and 1995

         Combined Balance Sheets at December 31, 1997 and 1996

         Combined  Statements of Changes in  Shareholder's  Equity for the
           Three Years Ended December 31, 1997, 1996 and 1995

         Combined  Statements  of Cash  Flows  for the Three  Years  Ended
           December 31, 1997, 1996 and 1995

         Notes to Combined Financial Statements

                          Independent Auditors' Report


Board of Directors and Shareholder
Commonwealth Land Title Insurance Company
Transnation Title Insurance Company
Philadelphia, Pennsylvania

We have audited the accompanying combined balance sheets of Commonwealth Land Title Insurance Company and subsidiaries ("Commonwealth") and Transnation Title Insurance Company and subsidiaries ("Transnation") (both of which are wholly owned subsidiaries of Reliance Group Holdings, Inc.) as of December 31, 1997 and 1996, and the related combined statements of income, changes in shareholder's equity, and cash flows for each of the three years in the period ended December 31, 1997. Commonwealth and Transnation (the "Companies") are under common ownership and common management. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of Commonwealth and Transnation at December 31, 1997 and 1996, and the combined results of their operations and their combined cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
February 11, 1998
  (February 27, 1998 as to Note 10)

                  COMMONWEALTH LAND TITLE INSURANCE COMPANY AND
                       TRANSNATION TITLE INSURANCE COMPANY

                          COMBINED STATEMENTS OF INCOME


                                                                                     Year Ended December 31
                                                                  ----------------------------------------------------------
                                                                       1997                  1996                   1995
                                                                  -------------         -------------          -------------
REVENUES:
Premiums and fees................................................ $ 863,746,000         $ 780,157,000          $ 671,936,000

Net investment income............................................    30,990,000            30,455,000             27,933,000

Gain on sales of investments.....................................     1,596,000               346,000              1,729,000
                                                                  -------------         -------------          -------------

                                                                    896,332,000           810,958,000            701,598,000
                                                                  -------------         -------------          -------------

EXPENSES:
Commissions to agents............................................   379,755,000           355,834,000            310,729,000

Compensation and employee benefits...............................   240,950,000           206,083,000            188,097,000

Provision for losses.............................................    41,473,000            61,116,000             58,486,000

Taxes, other than federal income taxes...........................    13,397,000            12,923,000              9,782,000

Other operating expenses.........................................   155,852,000           136,422,000            120,294,000
                                                                  -------------         -------------          -------------

                                                                    831,427,000           772,378,000            687,388,000
                                                                  -------------         -------------          -------------

Income before income taxes.......................................    64,905,000            38,580,000             14,210,000

Provision for income taxes.......................................    22,729,000            13,347,000              4,755,000
                                                                  -------------         -------------          -------------

NET INCOME....................................................... $  42,176,000         $  25,233,000          $   9,455,000
                                                                  =============         =============          =============







                  See notes to combined financial statements.

                  COMMONWEALTH LAND TITLE INSURANCE COMPANY AND
                       TRANSNATION TITLE INSURANCE COMPANY

                             COMBINED BALANCE SHEETS



                                                                                                      December 31
                                                                                           ---------------------------------
                                                                                                1997                1996
                                                                                           -------------       -------------
ASSETS
Investments:
  Fixed maturities held-for-investment -- at amortized
    cost (quoted market $132,422,000 and $140,789,000).................................... $ 128,134,000       $ 139,798,000
  Fixed maturities available-for-sale -- at quoted market
    (amortized cost $273,162,000 and $284,381,000)........................................   284,173,000         289,991,000
  Short-term investments..................................................................    50,038,000          25,860,000
  First mortgage and other secured loans..................................................     6,840,000           5,453,000
Cash......................................................................................    19,742,000          14,328,000
Accounts receivable, less allowances of
  $5,886,000 and $5,663,000...............................................................    32,488,000          23,987,000
Real estate and equipment -- at cost, less accumulated
  depreciation of $19,551,000 and $25,746,000.............................................    25,306,000          15,373,000
Title plants..............................................................................    50,233,000          49,750,000
Deferred federal income tax benefit.......................................................    25,817,000          27,243,000
Goodwill..................................................................................    16,525,000          12,944,000
Other assets..............................................................................    13,192,000          16,027,000
                                                                                           -------------       -------------

                                                                                           $ 652,488,000       $ 620,754,000
                                                                                           =============       =============

LIABILITIES AND SHAREHOLDER'S EQUITY
Reserve for losses........................................................................ $ 272,792,000       $ 264,838,000
Accounts payable and accrued expenses.....................................................    91,079,000          76,168,000
Current federal income taxes..............................................................     6,707,000           6,091,000
                                                                                           -------------       -------------

                                                                                             370,578,000         347,097,000
                                                                                           -------------       -------------

Commitments and contingencies (Note 9)

Shareholder's equity:
  Common stock............................................................................    11,649,000          11,649,000
  Additional paid-in capital..............................................................   127,370,000         127,551,000
  Retained earnings.......................................................................   135,733,000         130,810,000
  Net unrealized gain on investments......................................................     7,158,000           3,647,000
                                                                                           -------------       -------------

                                                                                             281,910,000         273,657,000
                                                                                           -------------       -------------

                                                                                           $ 652,488,000       $ 620,754,000
                                                                                           =============       =============





                  See notes to combined financial statements.

                  COMMONWEALTH LAND TITLE INSURANCE COMPANY AND
                       TRANSNATION TITLE INSURANCE COMPANY

             COMBINED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY


                                                                                                        Net
                                                              Additional                             Unrealized
                                             Common            Paid-in            Retained         Gain (Loss) on      Shareholder's
                                              Stock            Capital            Earnings           Investment           Equity
                                         -------------      -------------      -------------       -------------      -------------
BALANCE, JANUARY 1, 1995                 $  11,374,000      $ 127,278,000      $ 118,338,000       $ (3,524,000)      $ 253,466,000
Net income.........................                                                9,455,000                              9,455,000
Increase in par value of
   Commonwealth's common stock
   from $1.67 to $2.00 per share...            275,000          (275,000)
Dividends..........................                                              (4,000,000)                            (4,000,000)
Capital contribution...............                               548,000                                                   548,000
Appreciation after applicable
   deferred income tax provision
   of $6,068,000...................                                                                   11,268,000         11,268,000
                                         -------------      -------------      -------------       -------------      -------------

BALANCE, DECEMBER 31, 1995                  11,649,000        127,551,000        123,793,000           7,744,000        270,737,000
Net income.........................                                               25,233,000                             25,233,000
Dividends..........................                                             (18,216,000)                           (18,216,000)
Depreciation after applicable
   deferred income tax benefit
   of $2,207,000...................                                                                  (4,097,000)        (4,097,000)
                                         -------------      -------------      -------------       -------------      -------------

BALANCE, DECEMBER 31, 1996                  11,649,000        127,551,000        130,810,000           3,647,000        273,657,000
Net income.........................                                               42,176,000                             42,176,000
Dividends..........................                                             (37,253,000)                           (37,253,000)
Appreciation after applicable
   deferred income tax provision
   of $1,889,000...................                                                                    3,511,000          3,511,000
Stock Purchase Plan................                             (181,000)                                                 (181,000)
                                         -------------      -------------      -------------       -------------      -------------

BALANCE, DECEMBER 31, 1997               $  11,649,000      $ 127,370,000      $ 135,733,000       $   7,158,000      $ 281,910,000
                                         =============      =============      =============       =============      =============







                  See notes to combined financial statements.

                  COMMONWEALTH LAND TITLE INSURANCE COMPANY AND
                       TRANSNATION TITLE INSURANCE COMPANY

                        COMBINED STATEMENTS OF CASH FLOWS


                                                                                         Year Ended December 31
                                                                          -----------------------------------------------------
                                                                               1997               1996                1995
                                                                          --------------    ----------------    ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.............................................................   $   42,176,000    $     25,233,000    $     9,455,000
  Adjustments to reconcile net income to net cash
  provided from (used in) operating activities:
    Increase in reserve for losses.....................................        7,954,000          24,061,000         12,714,000
    Change in accounts receivable......................................       (9,894,000)          1,780,000            557,000
    Depreciation, bad debts and amortization...........................        9,481,000           7,797,000          6,838,000
    Change in accounts payable, accrued expenses and other.............       11,466,000           8,478,000        (13,539,000)
                                                                          --------------    ----------------    ---------------

NET CASH PROVIDED FROM OPERATING ACTIVITIES............................       61,183,000          67,349,000         16,025,000
                                                                          --------------    ----------------    ---------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of:
  Fixed maturities available-for-sale..................................       47,049,000          88,225,000         29,677,000
  Fixed maturities held-for-investment.................................                            3,300,000          4,267,000
Maturities and repayments of:
  Fixed maturities available-for-sale..................................       18,361,000          13,671,000          2,869,000
  Fixed maturities held-for-investment.................................       15,893,000           2,700,000          2,005,000
Purchases of:
  Fixed maturities available-for-sale..................................     (53,647,000)       (138,310,000)       (37,922,000)
  Fixed maturities held-for-investment.................................      (3,443,000)        (24,817,000)       (10,982,000)
(Increase) decrease in short-term investments - net....................     (24,178,000)          15,360,000         13,055,000
Purchases of title plants - net........................................        (659,000)           (577,000)          (985,000)
Purchases of real estate and equipment - net...........................     (16,018,000)         (6,266,000)        (4,439,000)
Cash outlay for acquisitions...........................................                          (3,000,000)
Other - net............................................................      (1,693,000)           (321,000)        (1,730,000)
                                                                          --------------    ----------------    ---------------

NET CASH USED IN INVESTING ACTIVITIES..................................     (18,335,000)        (50,035,000)        (4,185,000)
                                                                          --------------    ----------------    ---------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Intercompany receivables and payables - net............................                                             (1,909,000)
Stock Purchase Plan....................................................        (181,000)
Dividends..............................................................     (37,253,000)        (18,216,000)        (4,000,000)
Cash received from capital contribution................................                                                 40,000
                                                                          --------------    ----------------    ---------------

NET CASH USED IN FINANCING ACTIVITIES..................................     (37,434,000)        (18,216,000)        (5,869,000)
                                                                          --------------    ----------------    ---------------

INCREASE (DECREASE) IN CASH............................................        5,414,000            (902,000)         5,971,000
Cash, beginning of year................................................       14,328,000          15,230,000          9,259,000
                                                                          --------------    ----------------    ---------------

Cash, end of year......................................................   $   19,742,000    $     14,328,000    $    15,230,000
                                                                          ==============    ================    ===============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION:
Federal income taxes paid..............................................   $   20,518,000    $     10,944,000    $     6,299,000
                                                                          ==============    ================    ===============

                  See notes to combined financial statements.

                  COMMONWEALTH LAND TITLE INSURANCE COMPANY AND
                       TRANSNATION TITLE INSURANCE COMPANY

                     NOTES TO COMBINED FINANCIAL STATEMENTS


1.   NATURE OF OPERATIONS/SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Combination
--------------------

The combined financial statements of Commonwealth Land Title Insurance Company ("Commonwealth") and Transnation Title Insurance Company ("Transnation") include the accounts of all subsidiaries and have been prepared in conformity with generally accepted accounting principles. Such statements include informed estimates and judgments of management for those transactions that are not yet complete or for which the ultimate effects cannot be precisely determined. Actual results may differ from these estimates. All intercompany accounts and transactions have been eliminated. Certain reclassifications have been made to the 1996 and 1995 combined financial statements to conform with the current year presentation.

Commonwealth and Transnation (the "Companies") are wholly owned subsidiaries of Reliance Insurance Company ("Reliance Insurance"). Reliance Group Holdings, Inc. ("Reliance"), through a subsidiary, owns 100% of the common stock of Reliance Insurance. Together the Companies comprise the title insurance operations of Reliance Insurance.

Certain administrative services, primarily relating to risk management, data processing and investment services, are provided by Reliance Insurance to the Companies. The costs of such services amounted to $5,141,000, $4,422,000 and $4,292,000 for 1997, 1996 and 1995, respectively, and are reflected in the statements of income. These costs were allocated to the Companies either on a direct basis or using reasonable allocation methods including, for investment services, a percentage of invested assets managed. Management of the Companies believes that the cost of these services are substantially similar to the costs that they would have incurred if the Companies had operated as unaffiliated entities.

Nature of Operations
--------------------

The principal operations of the Companies consist of title insurance underwriting. The Companies write, through direct and agency operations, title insurance for residential and commercial real estate nationwide and provide escrow and settlement services in connection with real estate closings.

Investments
-----------

Fixed maturity investments include bonds, notes and redeemable preferred stocks. Fixed maturity investments classified as "available-for-sale" represent securities that will be held for an indefinite period of time and are carried at quoted market value with the net unrealized gain or loss included in shareholder's equity. Such investments may be sold in response to changes in interest rates, future general liquidity needs and similar factors. Fixed maturity investments classified as "held-for-investment" are carried at amortized cost since the Companies have the positive intent and ability to hold these securities to maturity. Short-term investments consist primarily of United States government securities, certificates of deposit and commercial paper carried at cost, which approximates market value. First mortgage and other secured loans are carried at cost, which approximate their fair value. Realized gains and losses, determined on a specific identification basis, are included in income.

                  COMMONWEALTH LAND TITLE INSURANCE COMPANY AND
                       TRANSNATION TITLE INSURANCE COMPANY

               NOTES TO COMBINED FINANCIAL STATEMENTS - Continued


1.   NATURE OF OPERATIONS/SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Title Insurance
---------------

Direct title insurance premiums and fees are recognized as revenue when policies become effective. Agency insurance premiums are recognized as revenue when reported by the agent. Title insurance claims arise principally from unknown title defects that exist at the time policies become effective.

At the time premiums are recorded as revenue, the Companies establish reserves for the estimated ultimate amounts that will be paid for reported claims, incurred but not reported claims and the expenses that will be paid to settle these claims. The reserves, which are not discounted, are based on historical and anticipated loss experience including societal and economic factors. Inflation is inherent in the reserves to the extent that it influenced the past claims patterns used to produce the reserve estimates. The process of estimating claims is a complex task and the actual payments may be more or less than such estimates indicate. Changes in loss estimates, based on subsequent developments, are included in operations currently.

Title Plants
------------

Title plants are capitalized at the lower of cost or appraised value at date of acquisition. Title plants are not being depreciated since there has been no diminution of value; however, impairments of title plant carrying amounts deemed to be other than temporary are expensed. Costs of maintaining and updating title plants are expensed as incurred.

Fair Value of Financial Instruments
-----------------------------------

The estimated fair value of publicly traded financial instruments is determined by the Companies using quoted market prices, dealer quotes and prices obtained from independent third parties. For financial instruments not publicly traded, fair values are estimated based on values obtained from independent third parties or quoted market prices of comparable instruments. However, judgment is required to interpret market data to develop the estimates of fair value.
Accordingly, the estimates are not necessarily indicative of the amounts that could be realized in a current market exchange. See Note 2 regarding fair value information for the Companies' financial instruments.

Income Taxes
------------

The Companies are included in the consolidated federal income tax return of Reliance. Federal income taxes are computed as if Commonwealth and Transnation filed separate consolidated tax returns.

Adoption of New Accounting Standard
-----------------------------------

Effective January 1, 1996, the Companies adopted Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. The adoption of this statement had no material effect on the Companies' combined financial statements.

Effective January 1, 1997, the Companies adopted SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The adoption of this statement had no material effect on the Companies' combined financial statements.

                  COMMONWEALTH LAND TITLE INSURANCE COMPANY AND
                       TRANSNATION TITLE INSURANCE COMPANY

               NOTES TO COMBINED FINANCIAL STATEMENTS - Continued


1.   NATURE OF OPERATIONS/SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

In 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, Reporting Comprehensive Income and SFAS No. 131, Disclosures About Segments of and Enterprise and Related Information. In 1998, the FASB issued SFAS No. 132, Employers' Disclosures About Pensions and Other Postretirement Benefits. The adoption of these statements, which is not required until 1998, is not expected to have a material effect on the Companies' combined financial statements.


2.   INVESTMENTS

Fixed maturities held-for-investment at December 31, 1997 consisted of:
                                                                                             Gross           Gross
                                                           Amortized         Market       Unrealized      Unrealized
                                                              Cost           Value           Gains          Losses
---------------------------------------------------------------------------------------------------------------------
Bonds and notes:
  U.S. Government and government
    agencies and authorities...........................   $          -   $          -   $          -    $          -
  Public utilities.....................................     81,509,000     83,627,000      2,223,000         105,000
  Corporate bonds and other............................     36,653,000     38,282,000      1,629,000               -
Redeemable preferred stock.............................      9,972,000     10,513,000        541,000               -
                                                          ------------   ------------   ------------    ------------

                                                          $128,134,000   $132,422,000   $  4,393,000    $    105,000
                                                          ============   ============   ============    ============

Fixed maturities available-for-sale at December 31, 1997 consisted of:
                                                                                             Gross           Gross
                                                             Market         Amortized     Unrealized      Unrealized
                                                             Value            Cost           Gains          Losses
---------------------------------------------------------------------------------------------------------------------
Bonds and notes:
  U.S. Government and government
      agencies and authorities.........................   $ 81,922,000   $ 81,089,000   $    884,000    $     51,000
  Public utilities.....................................     94,755,000     92,228,000      2,531,000           4,000
  Corporate bonds and other............................     49,161,000     47,863,000      1,459,000         161,000
Redeemable preferred stock.............................     58,335,000     51,982,000      6,353,000               -
                                                          ------------   ------------   ------------    ------------

                                                          $284,173,000   $273,162,000   $ 11,227,000    $    216,000
                                                          ============   ============   ============    ============


                  COMMONWEALTH LAND TITLE INSURANCE COMPANY AND
                       TRANSNATION TITLE INSURANCE COMPANY

               NOTES TO COMBINED FINANCIAL STATEMENTS - Continued


2.   INVESTMENTS - Continued

Fixed maturities held-for-investment at December 31, 1996 consisted of:
                                                                                             Gross          Gross
                                                           Amortized         Market       Unrealized     Unrealized
                                                              Cost           Value           Gains         Losses
-------------------------------------------------------------------------------------------------------------------
Bonds and notes:
  U.S. Government and government
    agencies and authorities........................... $  1,053,000   $  1,069,000    $     16,000    $          -
  Public utilities.....................................   90,421,000     90,610,000       1,107,000         918,000
  Corporate bonds and other............................   36,621,000     37,211,000       1,330,000         740,000
Redeemable preferred stock.............................   11,703,000     11,899,000         196,000               -
                                                        ------------   ------------    ------------    ------------

                                                        $139,798,000   $140,789,000    $  2,649,000    $  1,658,000
                                                        ============   ============    ============    ============

Fixed maturities available-for-sale at December 31, 1996 consisted of:
                                                                                           Gross           Gross
                                                             Market       Amortized     Unrealized      Unrealized
                                                             Value          Cost           Gains          Losses
-------------------------------------------------------------------------------------------------------------------
Bonds and notes:
  U.S. Government and government
    agencies and authorities........................... $ 95,147,000   $ 95,345,000    $    660,000      $  858,000
  Public utilities.....................................   72,880,000     73,457,000         348,000         925,000
  Corporate bonds and other............................   63,619,000     62,713,000       1,671,000         765,000
Redeemable preferred stock.............................   58,345,000     52,866,000       5,487,000           8,000
                                                        ------------   ------------    ------------      ----------

                                                        $289,991,000   $284,381,000    $  8,166,000      $2,556,000
                                                        ============   ============    ============      ==========

The carrying value of financial instruments not publicly traded, recorded at estimated fair value, was $45,454,000 and $44,800,000 at December 31, 1997 and 1996, respectively.

The contractual maturities of fixed maturity investments at December 31, 1997 were as follows:

                                                            Held-for-Investment             Available-for-Sale
                                                        ---------------------------    ----------------------------
                                                         Amortized         Market        Amortized         Market
                                                           Cost            Value           Cost            Value
-------------------------------------------------------------------------------------------------------------------
Fixed maturity investments:
  Due within one year.................................. $          -   $          -    $ 10,737,000    $ 10,721,000
  Due after one year through five years................   11,421,000     11,669,000       6,782,000       6,969,000
  Due after five years through ten years...............   47,603,000     49,450,000      30,201,000      30,964,000
  Due after ten years..................................   59,138,000     60,790,000     105,805,000     108,723,000
Redeemable preferred stock.............................    9,972,000     10,513,000      51,982,000      58,335,000
Mortgage-backed securities.............................            -              -      67,655,000      68,461,000
                                                        ------------   ------------    ------------    ------------

                                                        $128,134,000   $132,422,000    $273,162,000    $284,173,000
                                                        ============   ============    ============    ============

                  COMMONWEALTH LAND TITLE INSURANCE COMPANY AND
                       TRANSNATION TITLE INSURANCE COMPANY

               NOTES TO COMBINED FINANCIAL STATEMENTS - Continued


2.   INVESTMENTS - Continued

Net investment income consisted of:

Year Ended December 31                                      1997             1996           1995
-----------------------------------------------------------------------------------------------------
Investment income:
  Fixed maturities..................................... $ 30,311,000    $ 29,632,000    $ 26,971,000
  Short-term investments...............................    1,488,000       1,588,000       1,689,000
  Other................................................      804,000         883,000         773,000
                                                        ------------    ------------    ------------
                                                          32,603,000      32,103,000      29,433,000
Investment expenses....................................    1,613,000       1,648,000       1,500,000
                                                        ------------    ------------    ------------

                                                        $ 30,990,000    $ 30,455,000    $ 27,933,000
                                                        ============    ============    ============


Year Ended December 31                                      1997             1996           1995
----------------------------------------------------------------------------------------------------

Gain on sales of investments consisted of:
Fixed maturities:
  Realized gains....................................... $  1,623,000    $  1,718,000    $  1,754,000
  Realized losses......................................     (27,000)     (1,372,000)        (25,000)
                                                        ------------    ------------    ------------
                                                        $  1,596,000    $    346,000    $  1,729,000
                                                        ============    ============    ============

During 1997, the Companies sold no fixed maturities held for investment. During 1996 and 1995, the Companies sold fixed maturities held for investment with an amortized cost of $2,963,000 and $4,221,000, respectively, resulting in realized gains of $337,000 and $45,000, respectively. These sales were principally in response to a significant deterioration in the issuers' creditworthiness.


3.   PROVISION FOR INCOME TAXES

Income tax provision from operations consisted of:

Year Ended December 31                                       1997            1996          1995
---------------------------------------------------------------------------------------------------
Current ............................................... $ 21,135,000    $ 18,094,000    $ 5,066,000
Deferred...............................................    1,594,000     (4,747,000)      (311,000)
                                                        ------------    ------------    -----------

                                                        $ 22,729,000    $ 13,347,000    $ 4,755,000
                                                        ============    ============    ===========

                  COMMONWEALTH LAND TITLE INSURANCE COMPANY AND
                       TRANSNATION TITLE INSURANCE COMPANY

               NOTES TO COMBINED FINANCIAL STATEMENTS - Continued


3.   PROVISION FOR INCOME TAXES - Continued

The reconciliation of taxes computed at the statutory rate of 35% to the provision for income taxes is as follows:

Year Ended December 31                                      1997            1996            1995
----------------------------------------------------------------------------------------------------
Income from operations before income taxes............. $ 64,905,000    $ 38,580,000    $ 14,210,000
                                                        ============    ============    ============

Tax provision at statutory rate........................ $ 22,717,000    $ 13,503,000    $  4,974,000

Reconciliation to actual tax rate:
  Dividends received deduction.........................  (1,198,000)     (1,248,000)     (1,199,000)
  Goodwill.............................................      340,000         268,000         126,000
  Non-deductible meals and entertainment...............      808,000         652,000         578,000
  Tax exempt interest income...........................     (20,000)        (46,000)        (67,000)
  Other................................................       82,000         218,000         343,000
                                                        ------------    ------------    ------------

                                                        $ 22,729,000    $ 13,347,000    $  4,755,000
                                                        ============    ============    ============

The tax effects of items comprising the Companies net deferred tax assets were as follows:

December 31                                                                  1997            1996
----------------------------------------------------------------------------------------------------
Deferred tax assets:
    Title loss reserves................................................ $ 87,445,000    $ 83,004,000
    Tax basis differential for equipment...............................    4,528,000       6,133,000
    Allowance for doubtful accounts....................................    2,248,000       2,044,000
    Pension reserves...................................................    4,769,000       3,318,000
    Other deferred tax assets..........................................    3,077,000       3,211,000
                                                                        ------------    ------------
                                                                         102,067,000      97,710,000
                                                                        ------------    ------------
Deferred tax liabilities:
    Statutory premium reserve.........................................   61,587,000      56,095,000
    Financing lease arrangement.......................................    3,434,000       5,222,000
    Unrealized security gains.........................................    5,509,000       1,963,000
    Other deferred tax liabilities....................................    5,720,000       7,187,000
                                                                       ------------    ------------
                                                                         76,250,000      70,467,000
                                                                       ------------      ----------

Net deferred tax assets............................................... $ 25,817,000    $ 27,243,000
                                                                       ============    ============

4.   RESTRICTED ASSETS AND SHAREHOLDER'S EQUITY

State laws require the Companies to maintain statutory premium reserves, which are restrictions on shareholder's equity. Qualified investments are maintained in an amount equal to these reserves, which aggregated $275,623,000 at December 31, 1997 and $258,729,000 at December 31, 1996.

The Companies had investments on deposit with insurance departments of various states as required by law with aggregate carrying values of $11,811,000 at December 31, 1997 and $12,462,000 at December 31, 1996.

                  COMMONWEALTH LAND TITLE INSURANCE COMPANY AND
                       TRANSNATION TITLE INSURANCE COMPANY

               NOTES TO COMBINED FINANCIAL STATEMENTS - Continued


4.   RESTRICTED ASSETS AND SHAREHOLDER'S EQUITY - Continued

Commonwealth's common stock has a par value of $2 per share and 1,000,000 shares were authorized and 824,653 shares were issued and outstanding at December 31, 1997 and 1996. Transnation's common stock has a par value of $1 per share and 10,000,000 shares were authorized, issued and outstanding at December 31, 1997 and 1996. Total shareholder's equity of Commonwealth was $189,899,000 and $184,926,000 at December 31, 1997 and 1996, respectively. Total shareholder's equity of Transnation was $92,011,000 and $88,731,000 at December 31, 1997 and 1996, respectively.

Future dividend payments by Commonwealth and Transnation are limited by insurance regulations of the Commonwealth of Pennsylvania and the State of Arizona, respectively. Under Pennsylvania law, Commonwealth is limited to the greater of 10% of policyholders' surplus at December 31 of the preceding year or 100% of the prior year's statutory net income. In accordance with these restrictions, $32,874,000 is available for dividends in 1998.

Under Arizona law, Transnation is limited to the lesser of 10% of policyholder's surplus at December 31 of the preceding year or 100% of the prior year's statutory net investment income. In accordance with these restrictions, $6,560,000 is available for dividends in 1998.

5.   POSTRETIREMENT BENEFIT PLANS

Retirement benefits, covering substantially all employees, are provided under a noncontributory trusteed defined benefit pension plan. Contributions to the pension plan are based on the minimum funding requirements of the Employee Retirement Income Security Act of 1974.

Retirement benefits are paid to eligible employees based principally on years of service and salary. Pension plan assets consist primarily of corporate and government debt securities and 314,100 shares of Reliance common stock.


Net periodic pension cost includes the following components:

Year Ended December 31                                       1997            1996            1995
-----------------------------------------------------------------------------------------------------
Service cost -- benefits earned during the period...... $  3,761,000    $  3,945,000    $  3,076,000
Interest cost on projected benefit obligation..........    4,592,000       4,227,000       3,859,000
Actual return on plan assets...........................  (4,786,000)     (1,552,000)     (5,342,000)
Net amortization and deferral..........................    (714,000)     (3,770,000)       1,047,000
                                                        ------------    ------------    ------------

Net periodic pension cost.............................. $  2,853,000    $  2,850,000    $  2,640,000
                                                        ============    ============    ============


                  COMMONWEALTH LAND TITLE INSURANCE COMPANY AND
                       TRANSNATION TITLE INSURANCE COMPANY

               NOTES TO COMBINED FINANCIAL STATEMENTS - Continued


5.   POSTRETIREMENT BENEFIT PLANS - Continued

The reconciliation of the pension plan funded status with the accrued pension cost included in accounts payable and accrued expenses is as follows:

December 31                                                                  1997            1996
-----------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligation:
    Vested............................................................. $ 53,892,000    $  43,935,000
    Nonvested..........................................................    4,273,000        3,494,000
                                                                        ------------    -------------

Accumulated benefit obligation.........................................   58,165,000       47,429,000
Effect of anticipated future compensation levels.......................   14,118,000       10,911,000
                                                                        ------------    -------------

Projected benefit obligation...........................................   72,283,000       58,340,000
Plan assets at market value............................................ (52,917,000)     (49,313,000)
                                                                        ------------    -------------

Projected benefit obligation in excess of plan assets..................   19,366,000        9,027,000

Unrecognized net assets at date of plan adoption.......................    2,333,000        2,969,000
Unrecognized net loss.................................................. (12,400,000)      (4,319,000)
                                                                        ------------    -------------

Accrued pension cost................................................... $  9,299,000    $   7,677,000
                                                                        ============    =============

Contributions to the pension plan were $1,231,000 in 1997 and $3,985,000 in 1996. No contributions were made in 1995.

The assumptions used to measure the projected benefit obligation at December 31, 1997 and 1996 included discount rates of 7.25% and 8.0%, respectively, and weighted average rates of compensation increase of 3.9% and 4.0%, respectively. The expected long-term investment rate of return on plan assets for the years ended December 31, 1997 and 1996 was 10.0%.

In addition to pension benefits, Commonwealth provides unfunded postretirement medical and life insurance plans for certain employees who were hired prior to 1990.

Postretirement benefit cost includes the following components:

Year Ended December 31                                                1997            1996           1995
------------------------------------------------------------------------------------------------------------
Service cost -- benefits earned during the period................ $    97,000    $    168,000     $  167,000
Interest cost on accumulated postretirement benefit obligation...     549,000         500,000        510,000
Net amortization and deferral....................................     346,000         346,000        303,000
                                                                  -----------    ------------     ----------

Postretirement benefit cost...................................... $   992,000    $  1,014,000     $  980,000
                                                                  ===========    ============     ==========

                  COMMONWEALTH LAND TITLE INSURANCE COMPANY AND
                       TRANSNATION TITLE INSURANCE COMPANY

               NOTES TO COMBINED FINANCIAL STATEMENTS - Continued


5.   POSTRETIREMENT BENEFIT PLANS - Continued

The components of the accumulated postretirement benefit obligation included in accounts payable and accrued expenses were as follows:

December 31                                                                  1997            1996
----------------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
  Retirees............................................................. $  5,433,000    $  3,462,000
  Other active plan participants.......................................    2,113,000       3,240,000
                                                                        ------------    ------------

Accumulated benefit obligation.........................................    7,546,000       6,702,000
Unrecognized net gain (loss)...........................................    (257,000)         559,000
Unrecognized transition obligation.....................................  (5,187,000)     (5,533,000)
                                                                        ------------    ------------

Accrued postretirement benefit cost.................................... $  2,102,000    $  1,728,000
                                                                        ============    ============

The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation as of December 31, 1997 was 8.0% for 1998, decreasing until it reaches 6.0% in 2007, after which it remains constant. A one-percentage-point change in the assumed health care cost trend rate for each year would change the accumulated postretirement benefit obligation as of December 31, 1997 and the 1997 net postretirement health care cost by approximately 1.5% and 1.4%, respectively. The assumed discount rates used in determining the accumulated postretirement benefit obligation at December 31, 1997 and 1996 were 7.25% and 8.0%, respectively.

6.   RESERVE FOR LOSSES

The reconciliation of the beginning to ending reserve for losses is as follows:

December 31                                                            1997            1996            1995
---------------------------------------------------------------------------------------------------------------
Reserve for losses, beginning of year............................ $264,838,000     $240,777,000    $228,063,000
                                                                  ------------     ------------    ------------

Provision for policy claims and related expenses:
  Provision for insured events of the current year...............   60,618,000       59,771,000      57,900,000
  (Decrease) increase in provision for insured events of
     prior years................................................. (19,145,000)        1,345,000         586,000
                                                                  ------------    -------------    ------------
     Total provision.............................................   41,473,000       61,116,000      58,486,000
                                                                  ------------     ------------    ------------

Payments, net of recoveries, for policy claims and related expenses:
  Attributable to insured events of the current year.............    1,468,000        1,755,000       2,187,000
  Attributable to insured events of prior years..................   32,051,000       35,300,000      43,585,000
                                                                  ------------     ------------    ------------
     Total payments..............................................   33,519,000       37,055,000      45,772,000
                                                                  ------------     ------------    ------------

Reserve for losses, end of year.................................. $272,792,000     $264,838,000    $240,777,000
                                                                  ============     ============    ============

The favorable development in 1997 on the reserve for losses established in prior years reflects the favorable paid claims experience in recent years. This favorable trend reflects several factors, including the strong 1993 refinance market, enhanced underwriting policies and procedures and technology advances in the title production process.

                  COMMONWEALTH LAND TITLE INSURANCE COMPANY AND
                       TRANSNATION TITLE INSURANCE COMPANY

               NOTES TO COMBINED FINANCIAL STATEMENTS - Continued


7.   ESCROW FUNDS

Customers' funds held in escrow for real estate transactions are not included in the combined balance sheet.

    These funds consisted of:


December 31                                                  1997              1996
---------------------------------------------------------------------------------------
Cash................................................... $  509,198,000     $ 263,348,000
Investments held for specific accounts.................    534,296,000       333,658,000
                                                        --------------     -------------

                                                        $1,043,494,000     $ 597,006,000
                                                        ==============     =============

8.   STATUTORY INFORMATION

The Companies had combined policyholders' surplus of $200,949,000 and $199,587,000 at December 31, 1997 and 1996, respectively, and combined statutory net income of $45,215,000, $40,094,000 and $12,439,000 for the years ended
December 31, 1997, 1996 and 1995, respectively. Commonwealth had policyholders' surplus of $135,347,000 and $136,559,000 at December 31, 1997 and 1996,
respectively, and statutory net income of $32,874,000, $31,806,000 and $10,580,000 for the years ended December 31, 1997, 1996 and 1995, respectively. Transnation had policyholders' surplus of $65,603,000 and $63,028,000 at
December 31, 1997 and 1996, respectively, and statutory net income of $12,341,000, $8,288,000 and $1,859,000 for the years ended December 31, 1997,
1996 and 1995, respectively.

Commonwealth and Transnation have entered into a credit support arrangement to which each Company will commit credit support, if necessary, to the other and to its wholly owned subsidiaries. This agreement provides financial support in order that each company remains solvent, able to meet its financial obligations as they come due in the ordinary course of business, and protects the interests of the policyholders.

9.   COMMITMENTS AND CONTINGENCIES

The Companies lease certain office facilities and equipment under lease agreements that expire at various dates through 2011. Rental expense in 1997, 1996 and 1995 was $33,036,000, $31,552,000 and $30,956,000, respectively. At
December 31, 1997, future minimum rental commitments under noncancelable operating leases, principally for office space, were:

Year Ended December 31
------------------------------------------------------------
1998    .......................................................... $  17,902,000
1999    ..........................................................    14,047,000
2000    ..........................................................    10,301,000
2001    ..........................................................     6,633,000
2002    ..........................................................     3,695,000
2003 and later....................................................     5,034,000
                                                                   -------------

                                                                   $  57,612,000
                                                                   =============

                  COMMONWEALTH LAND TITLE INSURANCE COMPANY AND
                       TRANSNATION TITLE INSURANCE COMPANY

               NOTES TO COMBINED FINANCIAL STATEMENTS - Continued


9.    COMMITMENTS AND CONTINGENCIES - Continued

The Companies are involved in certain litigation arising in the course of their businesses, some of which involve claims of substantial amounts. Although the ultimate outcome of these matters cannot be ascertained at this time, and the results of legal proceedings cannot be predicted with certainty, the Companies are contesting the allegations of the complaints in each pending action against them and believe, based on current knowledge and after consultation with counsel, that the resolution of these matters will not have a material adverse effect on the combined financial statements of the Companies.

10.   SUBSEQUENT EVENT

On February 27, 1998, Reliance Insurance sold the Companies to LandAmerica Financial Group, Inc. (formerly Lawyers Title Corporation) for cash, common stock and convertible preferred stock.


                                   * * * * * *

         (b)           Pro Forma Financial Information.

               LANDAMERICA FINANCIAL GROUP, INC. AND SUBSIDIARIES
                PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                   (Unaudited)

         The following unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 1997 and the unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1997 (the "Pro Forma Financial
Statements") are based upon the respective consolidated/combined financial statements of the Company and of Commonwealth/Transnation. The consolidated financial statements of the Company will be filed with the Company's Form 10-K for the fiscal year ended December 31, 1997 on or before March 31, 1998. The combined financial statements of Commonwealth and Transnation ("Commonwealth/Transnation") are included in this Current Report on Form 8-K. See "Item 7(a) - Financial Statements of Businesses Acquired."

         The Pro Forma Condensed Combined Balance Sheet as of December 31, 1997 is presented as if the Acquisition had occurred on December 31, 1997. The Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1997 is presented as if the Acquisition had occurred on January 1, 1997. The Pro Forma Financial Statements give effect to the Acquisition under the purchase method of accounting in accordance with Accounting Standards Board Opinion No. 16.

         The Pro Forma Financial Statements are presented for comparative purposes only and are not necessarily indicative of what the actual financial position of the Company would have been at December 31, 1997 had the Acquisition occurred at that date or of what the actual results of the Company would have been if the Acquisition had occurred on January 1, 1997 nor indicative of the results of operations in future periods. The Pro Forma Financial Statements should be read in conjunction with, and are qualified in their entirety by the respective historical financial statements and notes thereto of the Company and of Commonwealth/Transnation for the year ended December 31, 1997.

         The Pro Forma Financial Statements presented do not reflect future events that may occur after the Acquisition has been consummated. The Company believes that operating expense synergies of the combined operations of the Company and Commonwealth/Transnation will be realized post-Acquisition. However, for the purposes of the Pro Forma Financial Statements presented herein, these synergies have not been reflected because their realization cannot be assured.

               LANDAMERICA FINANCIAL GROUP, INC. AND SUBSIDIARIES

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                December 31, 1997
                            (In thousands of dollars)
                                   (Unaudited)

                                                             Lawyers          Commonwealth/
                                                              Title            Transnation           Pro Forma
                                                            Historical          Historical          Adjustments            Pro Forma
                                                            ----------          ----------          -----------            ---------
ASSETS
  Investments..........................................    $ 297,644           $ 469,185                    -              $ 766,829
  Cash.................................................       35,629              19,742            $ 200,681     [1d]        65,324
                                                                                                       65,921     [1b]
                                                                                                    (200,681)     [1d]
                                                                                                    ( 65,921)     [1b]
                                                                                                        9,953     [4]
  Notes and accounts receivable........................       36,962              32,488                   -                  69,450
  Property and equipment - net.........................       21,896              25,306                   -                  47,202
  Title plants.........................................       48,984              50,233                   -                  99,217
  Goodwill.............................................       57,687              16,525              306,120     [1]        367,679
                                                                                                     (12,653)     [2]
  Deferred income tax benefit..........................       21,610              25,817               17,653     [2]         65,080
  Other assets.........................................       34,281              13,192                   -                  47,473
                                                           ---------              ------             --------                 ------

       Total assets....................................    $ 554,693           $ 652,488            $ 321,073             $1,528,254
                                                           =========           =========            =========             ==========

LIABILITIES
  Policy and contract claims...........................    $ 202,477           $ 272,792                   -               $ 475,269
  Accounts payable and accrued
    expenses...........................................       52,818              97,786                5,000     [1e]       170,604
                                                                                                       10,000     [1f]
                                                                                                        5,000     [2]
  Debt.................................................        6,994                   -              200,681     [1d]       207,675
                                                           ---------            --------              -------                -------
       Total liabilities...............................      262,289             370,578              220,681                853,548
                                                           ---------             -------              -------                -------

SHAREHOLDERS' EQUITY
  Preferred stock......................................                                -              175,700     [1c]       175,700
                                                                   -
  Common stock.........................................      168,066              11,649              130,728     [1a]       374,668
                                                                                                       65,921     [1b]
                                                                                                        9,953     [4]
                                                                                                     (11,649)     [1]
  Additional paid in capital...........................                          127,370            (127,370)     [1]              -
                                                                   -
  Unrealized gains.....................................        7,536               7,158              (7,158)     [1]          7,536
  Retained earnings....................................      116,802             135,733            (135,733)     [1]        116,802
                                                           ---------             -------            ---------                -------

       Total shareholders' equity......................      292,404             281,910              100,392                674,706
                                                           ---------             -------              -------                -------

  Total liabilities and
    shareholders' equity...............................    $ 554,693           $ 652,488            $ 321,073            $ 1,528,254
                                                           =========           =========            =========            ===========

See notes to the pro forma condensed combined financial statements. Bracketed numbers to the right of the "Pro Forma Adjustments" column refer to such notes.

               LANDAMERICA FINANCIAL GROUP, INC. AND SUBSIDIARIES

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      For the Year Ended December 31, 1997
           (In thousands of dollars, except shares and per share data)
                                   (Unaudited)


                                                       Lawyers           Commonwealth/
                                                        Title             Transnation        Pro Forma
                                                     Historical           Historical        Adjustments          Pro Forma
REVENUES
  Premiums                                            $ 504,024           $ 833,895           $      -         $ 1,337,919
  Title search, escrow and other..................      118,757              29,851                  -             148,608
  Net investment income...........................       16,555              30,990                  -              47,545
  Realized investment gains.......................        (237)               1,596           -                      1,359
                                                          -----               -----           --------           ---------
                                                        639,099             896,332                  -           1,535,431
                                                        -------             -------           --------           ---------

EXPENSES
  Salaries and employee benefits..................      200,488             240,950                  -             441,438
  Agents' commissions.............................      218,358             379,755                  -             598,113
  Provision for policy and contract
    claims........................................       33,749              41,473                  -              75,222
  General, administrative and other...............      146,035             169,249             19,277   [3]       334,561
                                                        -------             -------             ------           ---------

                                                        598,630             831,427             19,277           1,449,334
                                                        -------             -------             ------           ---------

OPERATING INCOME BEFORE
  INCOME TAXES....................................       40,469              64,905           (19,277)              86,097

INCOME TAX EXPENSE................................       14,312              22,729            (6,747)   [3]        30,294
                                                       --------           ---------        -----------              ------

NET INCOME........................................     $ 26,157            $ 42,176         $ (12,530)              55,803
                                                       ========            ========         ==========              ======

PREFERRED STOCK DIVIDENDS.........................                                                                   7,700
                                                                                                                     -----

INCOME AVAILABLE TO
  COMMON SHAREHOLDERS..............................                                                               $ 48,103
                                                                                                                    ======

NET INCOME PER COMMON SHARE........................      $ 2.93                                                     $ 3.21

NET INCOME PER COMMON SHARE ASSUMING DILUTION......      $ 2.84
                                                                                                                    $ 2.78

WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING.......................        8,924                                                     14,976

WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING
  ASSUMING DILUTION...............................        9,224                                                     20,100


  See notes to the pro forma condensed combined financial statements. Bracketed numbers to the right of the "Pro Forma Adjustments" column refer to such notes.

               LANDAMERICA FINANCIAL GROUP, INC. AND SUBSIDIARIES

                Pro Forma Condensed Combined Financial Statements
                                December 31, 1997
                     Notes to Pro Forma Financial Statements


1. This pro forma adjustment reflects the issuance and sale of preferred and common stock and incurrence of debt in connection with the acquisition of Commonwealth/Transnation by the Company resulting in:

                                                                                               Recorded
                                                                                                 Value
    a.  The  issuance of  4,039,473  shares of Common Stock to RIC at a price of
        $32.363 per share.  In accordance  with EITF 95-19,  the assumed  Common
        Stock issuance price of $32.363 per share represents the average closing
        Common  Stock  price on the NYSE for the five day period  beginning  two days prior through two days  following  the  Company's  execution of the
        Stock Purchase Agreement on December 11, 1997.                                          $130,728

    b.  The sale of 1,750,000  shares of Common Stock at $40.125 (based upon the closing  sales price of the Common Stock on February 24, 1998) per share concurrently with the closing of the Acquisition.  The recorded proceeds
        have been adjusted for estimated  offering costs of  approximately  $4.3                  65,921
        million.

    c.  The issuance of 2,200,000  shares of Series B Preferred  Stock at $79.86 per share. The per share value was determined by applying the conversion ratio of 2.19298 to the Common  Stock  price of $32.363  per share in a.
        above and  adding an amount  of $8.89  per share  which  represents  the present  value of the  dividends  on the Series B Preferred  Stock for a period of five years from the date of issuance until the first available call date thereon,  discounted by 5.75%,  the interest rate on five year treasury  securities  at  December  11,  1997,  less a 7%  discount  for illiquidity  and the  inability  to hedge the Series B  Preferred  Stock
        using  the  underlying   Common  Stock  of  the  Company.   Wheat  First
        Securities, Inc., as financial advisor to the Company in connection with the Acquisition,  presented the Company with an independent valuation of
        the Series B Preferred Stock.                                                            175,700

    d.  The  incurrence by the Company of  approximately  $200.7 million of debt from  bank  financing,  the  proceeds  of  which  were  paid  to  RIC in
        connection with the Acquisition. See Note 7 below.                                       200,681

    e.  Assumed transaction costs of $5.0 million.                                                 5,000

    f.  Estimated  employee  termination and relocation  costs of $10.0 million.
        See Note 5 below.                                                                         10,000
                                                                                                --------

        Total recorded purchase price                                                           $588,030
                                                                                                ========


2. This pro forma adjustment reflects adjustment to deferred taxes resulting from purchase accounting changes and the accrual of Commonwealth/Transnation's existing OPEB (Other Postretirement Employee Benefits) transition obligation.

               LANDAMERICA FINANCIAL GROUP, INC. AND SUBSIDIARIES

                Pro Forma Condensed Combined Financial Statements
                                December 31, 1997
                     Notes to Pro Forma Financial Statements


3. This pro forma adjustment reflects: (i) interest incurred on debt assumed in connection with the Acquisition at an assumed interest rate of 5.950%, the Interbank Offered Rate ("IBOR") at February 24, 1998 plus 0.325%, or $12.0 million for the year ended December 31, 1997, (ii) amortization of goodwill acquired at the time of the Acquisition over a period of forty years or $7.3 million for the year ended December 31, 1997 and (iii) income taxes incurred at the federal statutory rate of 35.0%, or $6.7 million for the year ended December 31, 1997. A change of 0.125% in the assumed interest rate would increase or decrease interest expense approximately $0.3 million.

4. This pro forma adjustment reflects the issuance of 262,500 shares of Common Stock at $40.125 per share in connection with the exercise of the over-allotment option by the underwriters in the public offering. The recorded proceeds have been adjusted for estimated offering costs of approximately $0.6 million.

5. Management has identified certain expense savings which it believes will be achieved through reductions in staff, consolidation of data processing and elimination of certain duplicate or excess facilities. The number of regional offices and field head count will be reduced with the elimination of redundant title plants and back office production centers. These expense savings have been identified by members of senior management of the Company who have served on task forces devoted to various aspects of integrating the operations of the Company and Commonwealth/Transnation. Management has identified approximately 20 metropolitan markets where the back office and title production facilities will be combined. These multi-county production facilities will service each of the Company's title insurance subsidiaries following the Acquisition. As a result, management of the Company believes that the combination of the two operations will yield recurring annual pre-tax expense savings of approximately $40.0 million. It is expected to take four quarters to fully realize these expense savings. No adjustment has been included in these Pro Forma Condensed Combined Financial Statements for the anticipated expense savings. There can be no assurance that anticipated expense savings will be achieved in the amounts or at the times anticipated.

    To implement the changes necessary to realize such savings, the Company will incur certain expenses, primarily relating to the termination of leases on certain offices to be closed and the payment of employee severance benefits. Pursuant to EITF 95-3, the Company has included in the Pro Forma Condensed Combined Balance Sheet a pro forma adjustment of $10.0 million relating to anticipated exit, employee termination and relocation costs for certain Commonwealth and Transnation leases and employees. Of this amount, approximately $5.8 million is expected to be incurred relating to the termination of leases, $3.5 million is expected to be incurred relating to employee severance benefits and $0.7 million is expected to be incurred relating to relocation costs. At this time, the Company has not determined precisely which leases will be canceled or which employee groups will be terminated and the plan has not been communicated to employees. It is anticipated that the plan will be finalized shortly after the Acquisition is consummated and will be completed within one year from that date. Any adjustments to the $10.0 million accrual for exit, termination and relocation costs will result in an addition to or reduction of the Commonwealth/Transnation purchase price.

               LANDAMERICA FINANCIAL GROUP, INC. AND SUBSIDIARIES

                Pro Forma Condensed Combined Financial Statements
                                December 31, 1997
                     Notes to Pro Forma Financial Statements


5.  (continued)

    In addition, the Company anticipates that, in the first quarter of 1998, it will record a one-time after-tax charge to earnings of approximately $9.8 million (approximately $15.0 million before tax) relating to exit, employee termination and relocation costs of Company leases and employees. At this time, the Company has not determined precisely which leases will be canceled and which employee groups will be terminated. It is anticipated that the plan will be finalized and communicated to employees shortly after the Acquisition is consummated and the costs associated with the plan will be recognized as an expense at that time.

    On February 23, 1998, the FTC accepted an Agreement Containing Consent Order with the Company (the "Consent Order"). The Consent Order requires that the Company divest, within six months from the date of the Consent Order, either the rights, title and interest held by the Company prior to consummation of the Acquisition or the rights, title and interest held by Reliance prior to consummation of the Acquisition of all title plants serving each of 12 localities named in the Consent Order. Seven of such localities are in Florida, three are in Michigan, and one each is in Washington, D.C., and St. Louis, Missouri. The Consent Order further requires that the Company divest all user or access agreements pertaining to each divested title plant. In addition, the Company cannot acquire, without prior notice to the FTC, any interest in a title plant in any of the named localities for a period of 10 years following the date of the Consent Order. The Company believes that the divestitures will not result in a material loss nor will such divestitures have a material effect on future operations due to the Company's access to other title plants in these markets.

6. The significant adjustments comprising the purchase price allocation are as follows:

        Book value of Commonwealth/Transnation
          net assets acquired at December 31, 1997
          (including title plants of $50,233)..........                $ 281,910
        Adjustments:
          Increase in deferred income tax asset........  $ 17,653
          Increase in accounts payable and
            accrued expenses for OPEB liability........   (5,000)
                                                                       ---------
        Total adjustments..............................                   12,653
        Goodwill.......................................                  293,467
                                                                       ---------
                 Total purchase price...................               $ 588,030
                                                                       =========

    For purposes of these Pro Forma Condensed Combined Financial Statements, the assets and liabilities acquired reflect their recorded book value except as noted above. The allocation of the purchase price is preliminary since appraisals of the Commonwealth/Transnation title plants have not been completed. Once the appraisals are completed the Company expects that the value assigned to title plants will be increased and the amount of goodwill recorded will be decreased. However, the Company does not believe that the difference between the recorded book value and the fair value ultimately assigned to the title plants will have a material impact on the Company's pro forma financial position or results of operations. In addition, the Company believes that, with the exception of title plants, the fair values of the assets and liabilities of Commonwealth/Transnation approximate their recorded book values in all material respects.

               LANDAMERICA FINANCIAL GROUP, INC. AND SUBSIDIARIES

                Pro Forma Condensed Combined Financial Statements
                                December 31, 1997
                     Notes to Pro Forma Financial Statements


7. The Stock Purchase Agreement provided for adjustment of the $207.5 million cash portion of the purchase price in certain circumstances. Based upon the unused dividend capacity of Commonwealth/Transnation as of February 27, 1998, the Company adjusted the cash portion of the purchase price payable to RIC by approximately $6.8 million to $200.7 million at the closing of the Acquisition.

         (c)    Exhibits.

                Exhibit No.        Description
                -----------        -----------

                    2.1 Amended and Restated Stock Purchase Agreement, dated December 11, 1997, by and among the Registrant, Lawyers Insurance Corporation, Reliance Insurance Company and Reliance Group Holdings, Inc., incorporated by reference to Appendix A to the Registrant's definitive Proxy Statement for its Special Meeting of Shareholders to be held on February 27, 1998, filed with the Commission on January 29, 1998.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        LANDAMERICA FINANCIAL GROUP, INC.



Dated: March 16, 1998                   By: /s/ Charles H. Foster, Jr.
                                            -----------------------------------
                                            Charles H. Foster, Jr.
                                            Chairman and Chief Executive Officer

                                INDEX TO EXHIBITS


No.                   Description
---                   -----------

2.1 Amended and Restated Stock Purchase Agreement, dated December 11, 1997, by and among the Registrant, Lawyers Insurance Corporation, Reliance Insurance Company and Reliance Group Holdings, Inc., incorporated by reference to Appendix A to the Registrant's definitive Proxy Statement for its Special Meeting of Shareholders to be held on February 27, 1998, filed with the Commission on January 29, 1998.